Exhibit 10.36
TRICO BANCSHARES
KEY MANAGEMENT CHANGE IN CONTROL SEVERANCE PLAN
Article 1
ESTABLISHMENT AND PURPOSE
1.1Establishment of the Plan. TriCo Bancshares (the “Company”) hereby establishes a change in control severance plan to be known as the “TriCo Bancshares Key Management Change in Control Severance Plan” (the “Plan”).
1.2Purpose of the Plan. The Plan is designed to provide certain severance payments and other benefits to selected employees of the Company and its Subsidiaries in the event that their employment (1) is terminated by the Company without Cause or by the employee for Good Reason, and (2) such termination occurs within the one year period immediately following a Change in Control. The Plan is intended as an unfunded welfare benefit plan for purposes of ERISA, and a severance pay plan within the meaning of Department of Labor Regulation 2510.3-2(b).
Article 2
DEFINITIONS
2.1Whenever used in the Plan, the following terms shall have the meanings set forth below (such defined terms are in addition to terms defined elsewhere in the Plan) unless the context clearly indicates to the contrary:
(a)“Base Salary” means, except as may otherwise be specified in a Participant’s Participation Agreement, the salary of record for the Participant in United States dollars as annual salary, whether or not deferred, but excluding all other amounts received, including bonus equity grants and other incentive or bonus compensation and benefits under pension, welfare and fringe benefit plans.
(b)“Board” means the Board of Directors of the Company.
(c)“Cause” means and includes the occurrence of any of the following: (i) the Participant’s indictment or charge (including any plea of guilty or nolo contendere) with any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs the Participant’s ability to perform his or her duties with the Company or any Subsidiary, (ii) the Participant’s repeated failure or inability to perform any reasonable assigned duties after written notice from the Company or any Subsidiary, and a reasonable opportunity to cure such failure or inability, (iii) the Participant’s theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any documents or records of the Company or any Subsidiary, (iv) any material breach by the Participant of any employment, service, confidentiality or other similar agreement between the Participant and the Company or any Subsidiary, as determined in good faith by the Company, which breach is not cured pursuant to the terms of such agreement, (v) the Participant’s engagement in any conduct which is or can reasonably be expected to be materially detrimental or injurious to the business or reputation of the Company or any Subsidiary; (vi) the Participant’s material failure to abide by the Company’s or any Subsidiary’s code of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct); (vii) the Participant’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of the Company or any Subsidiary (including, without limitation, the Participant’s

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improper use or disclosure of the Company’s or any Subsidiary’s confidential or proprietary information); (viii) any intentional act by the Participant which has a material detrimental effect on the Company’s or any Subsidiary’s reputation or business; and/or (ix) the Participant’s employment is terminated, or the Participant is barred from working for or being associated with any depository institution, pursuant to the final order of any bank regulatory agency. Any voluntary termination of employment or service by the Participant in anticipation of an involuntary termination of the Participant’s employment or service, as applicable, for Cause shall be deemed to be a termination for Cause. A Participant’s service shall be deemed to have been terminated for Cause if, after the Participant’s service has terminated, facts or circumstances are discovered that would have justified a termination for Cause.
(d)“Change in Control” means the occurrence or consummation of any of the following events:
(i)upon the Company’s knowledge that any person (as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) is or becomes “the beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of shares representing forty percent (40%) or more of the combined voting power of the then outstanding securities of the Company; or
(ii)the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not shareholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization fifty percent (50%) or more of the voting power of the outstanding securities of the company resulting from such merger, consolidation or other reorganization.
(iii)Notwithstanding the foregoing, such an occurrence shall constitute a “Change of Control” only if the occurrence is a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” (as such terms are defined for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”)) of the Company or any parent thereof.
(e)“Change in Control Benefits” means the benefits described in Article 4.
(f)“Code” means the Internal Revenue Code of 1986, as amended.
(g)“Committee” means the Compensation and Management Succession Committee of the Board or any successor committee serving as the compensation committee of the Board.
(h)“Disability” means a physical or mental impairment which prevents a Participant from performing the essential functions of the Participant’s position with the Company with or without reasonable accommodation.
(i)“Effective Date of Termination” means the date on which a Participant’s Termination of Employment occurs.
(j)“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(k)“Good Reason Termination” means the termination of a Participant’s employment by a Participant pursuant to and in accordance with the procedures set forth in Section 3.2(b).

(l)“Good Reason” means, with respect to a particular Participant, the occurrence of any either or both of the following without the Participant’s express written consent:
(i)a reduction in the Participant’s Base Salary; or
(ii)the relocation of Participant’s principal location of employment to any location more than 50 miles from Tri Counties Bank’s headquarters as of the date of this Plan is adopted which, if different, is also more than 50 miles from the Participant’s principal place of employment as of the date of the Participant’s Participation Agreement, except for required travel on business of Employer to an extent substantially consistent with Employee’s present business travel obligations, and that occurs after or in connection with the Change of Control.
(m)“Involuntary Separation from Service” means the termination of a Participant’s employment by the Company for any reason other than Cause, death of the Participant, or Disability.
(n)“Notice of Good Reason” means a written notice stating all facts constituting a Good Reason.
(o)“Participant” means an employee of the Company or any Subsidiary who is part of a select group of management or highly compensated employees, who has been informed in writing that he or she is eligible for benefits under the Plan and who also enters into a Participation Agreement.
(p)“Participation Agreement” means an agreement under this Plan in a form specified by the Company that is signed by the Participant and a duly authorized officer on behalf of the Company.
(q)“Target Bonus Amount” means, for any fiscal year, the amount of the Participant’s target bonus for such fiscal year/performance period. If the Participant’s target bonus award has not been determined with respect to a fiscal year/performance period, the Target Bonus Award shall be determined based on the Participant’s actual annual bonus with respect to the immediately preceding fiscal year/performance period or, if none, the actual amount of the bonus, if any, paid to the Participant with respect to the immediately preceding fiscal year/performance period.
(r)“Release” means a release agreement approved by the Company that is effective after the Effective Date of Termination, which will require the Participant to waive and release: all known and unknown claims and rights directly or indirectly arising from his or her employment and the termination of that employment or otherwise arising out of or relating in any way to any acts, circumstances, facts, transactions, omissions, or other subject matters, based on facts occurring prior to the time Participant executes the release agreement, including but not limited to any and all claims under applicable state and federal laws, including but not limited to claims under Title VII of the Civil Rights Act of 1964, as amended; Sections 1981 and 1983 of the Civil Rights Act of 1866; Executive Order 11,246; the Employee Retirement Income Security Act of 1974, as amended; the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and California “mini-COBRA”; the Family and Medical Leave Act; the Worker Adjustment and Retraining Notification Act and Cal WARN; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; Age Discrimination in Employment Act of 1967, as amended; the National Labor Relations Act; the Occupational Safety and Health Act; the Genetic Information Nondiscrimination Act; the California Family Rights Act; the California Fair Employment and Housing Act; the California

Labor Code including Section 132a; the California Constitution; any California Wage Order; the California Private Attorney General Act of 2004; the California Confidentiality of Medical Information Act; the California Business & Professions and Government Codes; claims under any other federal, state or local law, regulation or common law, including but not limited to claims relating to wrongful or constructive termination, harassment, failure to prevent harassment, discrimination, retaliation, and denial of accommodation; claims for personal and physical injury, medical loss, negligence, invasion of privacy, defamation, and intentional or negligent infliction of emotional distress; claims for breach of contract (whether oral, written, implied or express), interference with contract, promissory estoppel, and breach of the implied covenant of good faith and fair dealing; claims for violation of public policy, tort and fraud; claims arising under the Plan or the Participant’s Participation Agreement, any employment contract, offer letter, retention agreement, severance agreement, or severance policy; claims for wages, bonuses, commissions, overtime, meal periods, equity, severance pay and damages; claims for penalties, costs, interest, and attorneys’ fees; and claims arising out of any wrongdoing whatsoever under any theory now or ever recognized. In releasing these claims against the Company and its Subsidiaries, Participant will release the officers, directors, shareholders, managers, affiliates, agents and representatives, successors and assigns of the Company and its Subsidiaries. Notwithstanding the foregoing, it is not a condition for Change in Control Benefits that a Participant agree to waive any rights to benefits for worker’s compensation or unemployment compensation benefits; benefits under COBRA; any rights under state or federal law which may not be waived by a release agreement; or for any right to which Participant is vested under the employee benefit plans of the Company or its Subsidiaries to the extent they are identified in the Release, which claims will be preserved. Also, it shall not be a condition for Change in Control Benefits that the Participant waive any claims which arise from events occurring after the execution of the release of claims.
(s)“Subsidiary” means any entity in which the Company directly or indirectly owns a controlling interest.
(t)“Termination of Employment” with respect to a Participant means the Participant’s “separation from service,” as defined under Code Section 409A and Treasury Regulation Section 1.409A-1(h)(i), from the Company and its Subsidiaries (as applicable).
Article 3
ELIGIBLE PARTICIPANTS.
3.1Designation of Eligibility. The Board or the Committee shall determine whether an employee is initially eligible as a Participant, whether that Participant retains that eligibility to receive Change in Control Benefits under the Plan and the level of Change in Control Benefits to which that Participant may become entitled as provided herein. Eligibility decisions shall be made by official action of the Board or the Committee, or the individual or subcommittee to whom a delegation is made by the Board or the Committee. Subject to Sections 3.2 and 3.3, eligibility shall be effective on the date established by the Board or the Committee. Participants who become ineligible shall be informed in writing. If a Participant is notified of ineligibility or termination of the Plan, such notice shall be effective on the first anniversary of the date that the Participant is notified of that decision. Each Participant must acknowledge and agree, by executing the Participation Agreement: (a) to comply with certain confidentiality provisions; (b) that the Plan supersedes entirely any prior agreement, arrangement, plan or program for the payment of severance, salary continuation or the provision of other benefits in connection with a Change in Control; and (c) that Participant accepts the authority of the Board and the Committee under Article 5.
3.2Eligibility for Change in Control Benefits. A Participant will be eligible for Change in Control Benefits under the Plan only if, during the period (a) commencing on the occurrence of a Change in Control and (b) ending on the date that that is one year following a Change in Control, one of the following occurs:
(a)Involuntary Separation from Service. The Participant has an Involuntary Separation from Service.
(b)Good Reason Termination. A Good Reason occurs and the Participant terminates employment with the Company pursuant to and in accordance with the procedures set in this Section 3.2(b). In the event a condition arises which may constitute a Good Reason, the Participant shall provide a Notice of Good Reason to the Company within 90 days of the initial existence of the Good Reason. Upon receiving a Notice of Good Reason, the Company shall be permitted a period of 30 days to remedy the condition. If such condition is not remedied within such 30-day period, the Participant shall terminate his or her employment within 60 days of providing the Notice of Good Reason to the Company. In the event the Participant does not notify the Company within 90 days of the initial existence of the Good Reason, or a Participant does not terminate his or her employment within 60 days of the later of providing the Notice of Good Reason to the Company, the Participant shall not be eligible for Change in Control Benefits under the Plan as a result of any Termination of Employment resulting from or relating to such Good Reason and any such Termination of Employment shall not constitute a Good Reason Termination.
3.3Release. A Participant will be eligible for Change in Control Benefits under the Plan only if, within 60 days after the Effective Date of Termination, he or she has signed and not revoked (if applicable) a Release, and such Release has become effective by its terms. In the event a Participant should fail to execute the Release within the above timeframe after the Effective Date of Termination, or should revoke the Release (if applicable), the Company shall not have any obligation to make the payments provided under the Plan. A Participant must also acknowledge in the Participation Agreement that the Change in Control Benefits must be repaid, and the payment of any future Change in Control Benefits, if any, will cease in the event that the Company determines, in its sole discretion, that the Participant has breached any post-employment obligations owed to the Company, including those set forth in any non-solicitation and confidentiality provision signed by the Participant, compliance therewith is an express condition precedent to the Change in Control Benefits. Once payments have been made under the Plan, the Company shall have no further severance obligations to the Participant, whether under another agreement or plan, and no additional severance will be payable in connection with the Participant’s Termination of Employment; provided however, that the payment of benefits hereunder shall have no impact on retirement-type benefits such as those accrued under any supplemental executive retirement plans, deferred compensation plans or other pension benefit plans in which the Participant also participates.
3.4Restrictions on Payments by the Company. Anything in the Plan to the contrary notwithstanding, any Change in Control Benefits provided under the Plan are subject to and conditioned upon compliance with all applicable state and federal laws, rules and regulations, including, but not limited to, the following:
(a)Clawback and Offset. To the extent permitted by applicable laws, any payments made under the Plan or any other compensation or benefit policy or agreement of the Company may be subject to forfeiture or repayment (such forfeiture or repayment a “clawback”), in the Plan Administrator’s sole discretion and consistent with any clawback policy adopted by the Company, if the payment or benefit, right to receive payment or benefit, the award of any payment or benefit or vesting of any payment or benefit is based on performance metrics (including any financial reporting measure) that are determined to be materially inaccurate, manipulated or fraudulent in nature, and irrespective of any fault, misconduct or responsibility of, or by, any recipient of such payment or benefit, or such right to receive such payment or benefit. A financial reporting measure shall be deemed materially inaccurate if the Company is required to prepare a restatement due to the Company’s material noncompliance (whether one occurrence or a series of occurrences of noncompliance) with any financial reporting requirement under the securities laws (including if the Company is required to prepare an accounting restatement to correct an error (or a series of errors)) and such restatement includes restatements that (1) correct errors that are material to previously issued financial statements (commonly referred to as “Big R” restatements), and (2) correct errors that are not material to previously issued financial statements, but would result in a material misstatement if (a) the errors were left uncorrected in the current report, or (b) the error correction was recognized in the current period (commonly referred to as “little r” restatements). If the Company determines that any payment or benefit, or right to receive such payment or benefit, or the award of any such payment or benefit or vesting of any such payment or benefit would be lower (or less advantages to the Participant) (with such difference, the “Excess Amount”) if such payment or benefit, right to receive such payment or benefit, the award of any such payment or benefit or vesting of any such payment or benefit would have been determined based such restated amounts, the Excess Amount of such payment or benefit, or such right to receive such payment or benefit, or such award of any such payment or benefit or such vesting of any such payment or benefit, shall be forfeited or maybe be required to be repaid, as applicable. A financial reporting measure is any measure determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that a derived wholly or in part from such measures (including stock price and total shareholder return). For avoidance of doubt, financial reporting measures include “non-GAAP financial measures” for purposes of Securities Exchange Act of 1934 Regulation G and 17 CFR 229.10 as well other measures, metrics and ratios that are not non- GAAP measures, like same store sales. Financial reporting measures may or may not be included in a filing with the Securities and Exchange Commission, and may be presented outside the financial statements, such as in Management’s Discussion and Analysis of Financial Conditions and Results of Operations or the performance graph. It is specifically understood that to the extent of an impact on amount of Excess Amount cannot be calculated directly from the information in an accounting restatement (e.g., if its impact is not clear on Company’s stock price), such Excess Amount shall be based on a reasonable estimate by the Board (or an applicable committee thereof) of the effect of the accounting restatement on financial measure (including the stock price or total shareholder return) based upon which the such payment or benefit, right to receive such payment or benefit, the award of any such payment or benefit or vesting of any such payment or benefit was determined.
(b)The Plan Administrator shall have authority to determine the amount of the payment that may be forfeited or subject to repayment and may determine, in its sole discretion and calculated on a pre-tax basis, not to implement a clawback, unless the clawback is mandated by applicable laws. Unless otherwise paid back to the Company by the Participant, the Company shall have the right, in its sole and absolute discretion, to offset the amount of the payment that is to be forfeited or repaid under Section 3.4(a) against any current amounts due to the Participant, including, but not limited to, through the forfeiture or cancellation of any vested or unvested payments or benefits, cash repayment, or both. Notwithstanding any other provisions in this Plan, any compensation (whether under this Plan or otherwise) received by Participant which is subject to recovery under any applicable laws, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement), will be subject to such deductions and clawback as may be required to be made pursuant to such applicable law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).
(c)Compliance with Banking Laws. Any payments made pursuant to the Plan shall be subject to and conditioned upon compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder. If any payments contemplated to be made by the

Company pursuant to the Plan may not be made in compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder on the Effective Date of Termination, such payments may never be made by the Company. In addition, any payments contemplated to be made by the Company pursuant to the Plan shall not be payable to the extent such payments are barred or prohibited by an action or order issued to the Company or any of its Subsidiaries by the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the California Department of Financial Institutions or any other applicable banking regulatory agency.
Article 4
CHANGE IN CONTROL BENEFITS
Article 5Provided that the conditions of Article 3 are satisfied, a Participant shall be entitled to receive the payments and benefits specified in the Participation Agreement or as otherwise specified below, in each case without duplication. Unless otherwise specified in a Participation Agreement, payments shall be made on the first regular payroll period following the sixtieth (60) day after the Effective Date of Termination.
5.1Severance Payments. A Participant shall be entitled to receive a lump sum payment equal to (a) a multiple (which may be a fractional amount or percentage) of his or her monthly Base Salary, as specified in his or her Participation Agreement plus (b) a multiple (which may be a fractional amount or percentage) of his or her Target Bonus Amount, if any, for the plan year in which the Effective Date of Termination occurs, as specified in his or her Participation Agreement.
5.2Vested Benefits. All other benefits to which the Participant has a vested right, as of the Effective Date of Termination, shall be paid or provided according to the provisions of the governing plan or program.
5.3Changes in Benefits. Any change to the Plan that reduces the Change in Control Benefits described in this Article 4 with respect to any Participation Agreement then in effect shall take effect one year after that change is adopted by official action of the Board or the Committee. The previous sentence notwithstanding, the Plan may be modified and altered at any time in order to comply with applicable laws, rules and regulations, including applicable listing standards of any exchange on which the Company’s common stock is listed.
5.4Tax Withholdings. All payments described herein or in the Participation Agreement shall be reduced by applicable withholdings and paid pursuant to the Company’s ordinary payroll practices. No interest shall accrue on any such payments
5.5Offset for Required Payments. To the extent that a federal, state or local law, including, without limitation, the Federal Worker Retraining and Notification Act and similar state laws, including, without limitation, California Labor Code section 1400, et seq.) requires the Company to give advance notice or make a payment of any kind to a Participant because of that employee’s involuntary termination of employment due to layoff, reduction in force, plant or facility closing, sale of business, change of control, or other similar event or reason (individually and/or collectively, as applicable, a “WARN Event”), the payments to which the Participant is eligible under the Plan shall be offset by the numbers of days’ pay received: (a) in lieu of notice pursuant to WARN, or (b) during a leave of absence scheduled to comply with WARN ("WARN Leave of Absence Pay”). If the payment-in-lieu of notice or WARN Leave of Absence Pay exceeds the amount of the Participant’s Change in Control Benefits, the Participant shall not be entitled to any additional Change in Control Benefits. Any payment required for a WARN Event will be made regardless of whether the Participant signs a Release.

5.6Limitation on Excess Parachute Payments. In the event it shall be determined that any payment or distribution by the Company to or for the benefit of a Participant (whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise) (a “Payment”) constitute “excess parachute payments” within the meaning of Section 280G of the Code, that are subject to the excise tax imposed by Section 4999 of the Code (or similar tax and/or assessment) (such taxes and assessments, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), and, if so, then Company shall pay or provide to Executive the greatest of the following, whichever gives the Participant the highest net after-tax amount (after taking into account federal, state, local and payroll taxes at the Participant’s actual marginal rates and the Excise Tax): (1) all of the Payments or (2) Payments not in excess of the greatest amount of Payments that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Code (the “Safe Harbor Amount”). Payments shall be made as follows: (A) if none of the Payments constitute nonqualified deferred compensation (within the meaning of Code Section 409A), then such reduction and/or repayment shall occur in the manner the Participant elects in writing prior to the date of Payment; or (B) if any Payment constitutes non-qualified deferred compensation or if the Participant fails to elect an order in the event that none of the Payments constitutes non-qualified deferred compensation (within the meaning of Code Section 409A), then the Payments to be reduced will be determined in a manner which maximizes the Participant’s economic position and, to the extent the economic cost is equivalent between one or more Payments, such Payments will be reduced in the inverse order of when payment would have been made to the Participant, until the aggregate Payments payable to the Participant equal the Safe Harbor Amount (the “Reduced Amount”). The Company shall select a firm of certified public accountants of national standing (the “Accounting Firm”), which may be the firm regularly auditing the financial statements of the Company or any affiliate of the Company. The Accounting Firm shall make all determinations required to be made under this Section 4.6 and shall provide detailed supporting calculations to the Company and the Participant within 30 days after the Effective Date of Termination or such earlier time as is requested by the Company. Any such determination by the Accounting Firm shall be binding upon the Company and the Participant. The Accounting Firm shall determine which and how much of the Plan Payment shall be eliminated or reduced consistent with the requirements of this Section 4.6.
5.7Code Section 409A.
(a)It is the Company’s intention that amounts paid under the Plan shall not constitute “deferred compensation” as that term is defined under Code Section 409A and the regulations promulgated thereunder, because the amounts paid under the Plan are structured to comply with the “short-term deferral” exception to Code Section 409A as described in Treasury Regulations Section 1.409A-1(b)(4), and this Plan and any Participation Agreement shall be interpreted and administered in accordance with such intentions.
(b)Notwithstanding the foregoing, the Company does not warrant to any Participant that any amounts paid or benefits delivered under the Plan will be exempt from, or paid in compliance with, Code Section 409A. By executing a Participation Agreement, each Participant acknowledges and agrees that he or she bears the entire risk of any adverse federal, state or local tax consequences and penalty taxes which may result from payments under the Plan on a basis contrary to the provisions of Code Section 409A or comparable provisions of any applicable state or local income tax laws, and that in no event will the Company or any Subsidiary be required to pay any Participant any “gross up” with respect to any amounts payable by the Participant pursuant to Section 409A or comparable state or local tax laws.
(c)Notwithstanding anything in this Plan or any Participation Agreement to the contrary, if, as of the date of his Termination of Employment, a Participant is deemed to be a “specified employee” of the Company for purposes of Code Section 409A, if and to the extent that any portion of the payments and benefits payable upon such Termination of Employment is subject to Code Section 409A, such portion shall not be paid to the Participant before the date that is six months after the Participant’s Termination of Employment or, if earlier, the date of the Participant’s death. Any portion of the payments and benefits so delayed shall be paid in a single lump sum without interest at the end of the required delay period.
(d)In no event may a Participant, directly or indirectly, designate the calendar year of a payment under this Plan, and where a payment may occur in one year or the next, it shall be made in the second year. For purposes of Code Section 409A, a Participant’s right to receive any installment payments pursuant to this Plan shall be treated as a right to receive a series of separate and distinct payments.
Article 6
ADMINISTRATION PROVISIONS.
6.1Modification, Amendment or Termination. The Plan has been adopted by the Board. The Board, the Committee, or a designee of the Board or the Committee may modify, amend or terminate the Plan in its sole discretion through a formal action of such individual or entity evidenced in writing. Any modifications or amendments to the Plan that adversely affect rights of Participants in the Plan shall not be effective until one year following the adoption of such modification or amendment. Any communications or other purported modifications to the Plan that have not been so adopted are void. Notwithstanding the foregoing, following a Change in Control, the Plan cannot be modified, amended or terminated, nor may the eligibility or level of participation of a Participant, as set forth in the applicable Participation Agreement, be revoked or modified, for one year following such Change in Control.
6.2Claims and Appeals.
(a)Filing Claims. Any Participant who believes he or she is entitled to Change in Control Benefits may file a claim for benefits with the Committee (or its designee).
(b)Notification to Claimant. If a claim is wholly or partially denied, the Committee (or its designee) will furnish written or electronic notification (in accordance with Department of Labor Regulations Section 2520.104b-1(c)) of the decision to the Participant within 90 days of receipt of the claim in a manner calculated to be understood by the Participant. Such notification shall contain the following information:
(1) the specific reason or reasons for the denial;
(2) specific reference to pertinent Plan provisions upon which the denial is based;
(3) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and
(4) a description of the Plan’s claims review procedures describing the steps to be taken and the applicable time limits to submit claims for review, including a statement of the Participant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

If special circumstances require an extension of time for the Committee (or its designee) to process the claim, the 90-day period may be extended for an additional 90 days. Prior to the termination of the initial 90-day period, the Participant shall be furnished with a written or electronic notice setting forth the reason for the extension. The notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee (or its designee) expects to render the benefit determination.
(c)Review Procedure. A Participant or his or her authorized representative may, with respect to any denied claim:
(1) request a full and fair review upon a written application filed within 60 days after receipt by the claimant of written or electronic notification of the denial of his or her claim;
(2) submit written comments, documents, records and other information relating to the claim for benefits; and
(3) upon request, and free of charge, be provided reasonable access to and copies of documents and records and other information relevant to the claim for benefits.
Upon receipt of a timely, written application for review, the Committee (or its designee) shall undertake a review, taking into account all comments, documents, records and information submitted by the Participant relating to the claim without regard to whether the information was submitted or considered in the initial benefit determination. If the Participant (or his or her duly authorized representative) fails to appeal the initial benefit determination to the Committee (or its designee) in writing within the prescribed period of time, then the Committee’s (or its designee’s) adverse determination shall be final, binding and conclusive.
Any request or submission must be in writing and directed to the Committee (or its designee). The Committee (or its designee) will have the sole responsibility for the review of any denied claim and will take all steps appropriate in light of its findings.
(d)Decision on Review. The Committee (or its designee) will render a decision upon review no later than 60 days after receipt of the request for a review. If special circumstances (such as the need to hold a hearing on any matter pertaining to the denied claim) warrant additional time, the decision will be rendered as soon as possible, but not later than 120 days after receipt of the request for review. Written notice specifying the circumstances requiring an extension will be furnished to the Participant prior to the commencement of the extension. The decision on review will be in writing and will include specific reasons for the decision, written in a manner calculated to be understood by the Participant, as well as specific references to the pertinent provisions of the Plan on which the decision is based, including a statement of the Participant’s right to bring a civil action under ERISA Section 502(a). If the decision on review is not furnished to the Participant within the time limits prescribed above, the claim will be deemed denied on review.
(e)Exhaustion of Remedies. A Participant wishing to seek judicial review of an adverse benefit determination under the Plan, whether in whole or in part, must file any suit or legal action, including, without limitation, a civil action under ERISA Section 502(a), within one year of the date the final decision on the adverse benefit determination on review is issued or should have been issued or lose any rights to bring such an action. If any such judicial proceeding is undertaken, the evidence presented shall be strictly limited to the evidence timely presented to the Committee. A Participant may bring an action under ERISA only after he or she has exhausted the Plan’s claims and appeal procedures.
6.3Administration. The Committee shall serve as the “Plan Administrator” of the Plan and the “named fiduciary” within the meaning of such terms as defined in ERISA. The Plan Administrator shall have full power and discretionary authority to determine eligibility for Change in Control Benefits and to construe the terms of the Plan, including, but not limited to, the making of factual determinations, the determination of all questions concerning benefits and procedures for claim review and the resolution of all other questions arising under the Plan. Change in Control Benefits under the Plan will be payable only if the Plan Administrator determines in the Plan Administrator’s sole discretion that the Participant is entitled to them. The decisions of the Plan Administrator shall be final and conclusive with respect to all questions concerning the administration of the Plan upon all Participants, the Company, and all persons claiming through them.
The Plan Administrator may delegate to other persons responsibilities for performing certain of the duties of the Plan Administrator under the terms of the Plan and may seek such expert advice as the Plan Administrator deems reasonably necessary with respect to the Plan. The Plan Administrator shall be entitled to rely upon the information and advice furnished by such delegatees and experts, unless actually knowing such information and advice to be inaccurate or unlawful. The Plan Administrator has discretionary authority to grant or deny benefits under the Plan. In no event shall a Participant or any other person be entitled to challenge a decision of the Plan Administrator in court or in any other administrative proceeding unless and until the claim and appeals procedures established under the Plan have been complied with and exhausted.
6.4Binding on Successors. The Plan shall be binding on the Company’s successors, including following a Change in Control.
6.5No Assignment. Change in Control Benefits payable under the Plan shall not be subject to anticipation, alienation, pledge, sale, transfer, assignment, garnishment, attachment, execution, encumbrance, levy, lien, or charge, and any attempt to cause such Change in Control Benefits to be so subjected shall not be recognized, except to the extent required by law.
6.6No Employment Rights. The Plan shall not confer employment rights upon any person. No person shall be entitled, by virtue of the Plan, to remain in the employ of the Company and nothing in the Plan shall restrict the right of the Company to terminate the employment of any employee or other person at any time, for any reason and with or without notice or cause.
6.7Plan Funding. No employee shall acquire by reason of the Plan any right in or title to any assets, funds, or property of the Company. Any payment that becomes due under the Plan is an unfunded obligation and shall be paid from the general assets of the Company. No employee, officer, director or agent of the Company personally guarantees in any manner the payment of Change in Control Benefits.
6.8Applicable Law. The Plan shall be governed and construed in accordance with ERISA, and in the event that any reference shall be made to state law, the laws of the State of California shall apply, without regard to its conflicts of law provisions.

6.9Severability. If any provision of the Plan is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or other controlling law, the remainder of the Plan shall continue in full force and effect.
6.10No Duplication of Benefits. The payments and benefits under this Plan are intended to constitute the exclusive payments in the nature of severance or termination pay that shall be due to any Participant upon his or Termination of Employment in connection with a Change in Control, and shall be in lieu of and not in addition to any such other payments under any agreement, plan, practice or policy of the Company and its Subsidiaries. Accordingly, if a Participant is a party to an employment, severance, termination, salary continuation or other or similar agreement with, or is a participant in any other severance plan, practice or policy of, the Company or any of its Subsidiaries, the severance benefits to which the Participant is entitled under this Plan shall be reduced (but not below zero) by the amount of severance pay to which he or she is entitled under such other agreement, plan, practice or policy. The severance benefits to which a Participant is otherwise entitled under this Plan shall be further reduced (but not below zero) by (i) any cash payments to which the Participant may be entitled under any federal, state or local plant-closing (or similar or analogous) law (including, without limitation, pursuant to WARN and Cal-WARN); or (ii) the amount of short-term or long-term disability benefits payable to the Participant under any plan, program or arrangement of the Company or any of its Subsidiaries, in the event that the severance benefits payable hereunder do not reduce the amount of short-term or long-term disability benefits payable to the Participant under such plan, program, or arrangement.
6.11Effective Date. The Plan shall take effect as of March 19, 2024.